EXHIBIT 99.2

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Three Months Ended December 31,
(Thousands of Dollars, Except Share Information)	2016	2015

Operating Revenues	$1,776,604	$1,691,231

Operating Expenses:
Purchased Power, Fuel and Transmission	498,899	537,098
Operations and Maintenance	357,965	351,983
Depreciation	183,685	170,467
Amortization of Regulatory Assets/(Liabilities), Net	15,473	(20,248)
Energy Efficiency Programs	127,697	115,141
Taxes Other Than Income Taxes	154,853	151,354
Total Operating Expenses	1,338,572	1,305,795
Operating Income	438,032	385,436
Interest Expense	102,393	92,785
Other Income, Net	22,231	10,361
Income Before Income Tax Expense	357,870	303,012
Income Tax Expense	126,811	119,327
Net Income	231,059	183,685
Net Income Attributable to Noncontrolling Interests	1,880	1,880
Net Income Attributable to Common Shareholders	$229,179	$181,805

Basic and Diluted Earnings Per Common Share	$0.72	$0.57

Weighted Average Common Shares Outstanding:
Basic	317,510,251	317,459,769
Diluted	318,282,127	318,543,188

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

EVERSOURCE ENERGY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Years Ended December 31,
(Thousands of Dollars, Except Share Information)	2016	2015	2014

Operating Revenues	$7,639,129	$7,954,827	$7,741,856

Operating Expenses:
Purchased Power, Fuel and Transmission	2,500,828	3,086,905	3,021,550
Operations and Maintenance	1,323,549	1,329,289	1,427,589
Depreciation	715,466	665,856	614,657
Amortization of Regulatory Assets, Net	71,696	22,339	10,704
Energy Efficiency Programs	533,659	495,701	473,127
Taxes Other Than Income Taxes	634,072	590,573	561,380
Total Operating Expenses	5,779,270	6,190,663	6,109,007
Operating Income	1,859,859	1,764,164	1,632,849
Interest Expense	400,961	372,420	362,106
Other Income, Net	45,920	34,227	24,619
Income Before Income Tax Expense	1,504,818	1,425,971	1,295,362
Income Tax Expense	554,997	539,967	468,297
Net Income	949,821	886,004	827,065
Net Income Attributable to Noncontrolling Interests	7,519	7,519	7,519
Net Income Attributable to Common Shareholders	$942,302	$878,485	$819,546

Basic Earnings Per Common Share	$2.97	$2.77	$2.59

Diluted Earnings Per Common Share	$2.96	$2.76	$2.58

Weighted Average Common Shares Outstanding:
Basic	317,650,180	317,336,881	316,136,748
Diluted	318,454,239	318,432,687	317,417,414

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Eversource Energy and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.